EXHIBIT 99.1

Shenandoah Telecommunications Company Reports 22% Increase in Second Quarter 2015 Net Income to $10.5 Million

Revenues Increase 5.3% Driven by Wireless and Cable Customer Growth

EDINBURG, Va., July 31, 2015 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company ("Shentel") (NASDAQ:SHEN) announces financial and operating results for the three and six months ended June 30, 2015.

Consolidated Second Quarter Results

For the quarter ended June 30, 2015, net income was $10.5 million compared to $8.6 million in the second quarter of 2014 due to continued growth in the Wireless and Cable segments. Operating income was $18.8 million, up 18.7% from the same quarter last year.

Adjusted OIBDA (Operating Income Before Depreciation and Amortization) increased 12.7% to $37.2 million in the second quarter of 2015 from $33.0 million in the second quarter of 2014. Total revenues were $85.7 million, an increase of 5.3% compared to $81.4 million for the 2014 second quarter. Wireless revenues increased primarily as a result of growth in wireless subscribers, while Wireline segment revenues increased due to new fiber contracts. Cable segment revenues increased due to an increase in Revenue Generating Units (RGUs) and improved product mix, with customers selecting higher-priced digital TV and higher-speed data packages. Total operating expenses were $67.0 million in the second quarter of 2015 compared to $65.6 million in the prior year period.

President and CEO Christopher E. French commented, "Our upgraded wireless and cable networks continue to appeal to new customers and existing customers who are subscribing to more offerings, which resulted in solid revenue growth and improved profitability in the second quarter. Increasingly, consumers expect reliable wireless coverage in any setting, and demand high speed broadband offerings and we're pleased that our state-of-the-art service networks are meeting their needs. Our balance sheet is strong, positioning us well for continued organic growth while providing us the flexibility to explore expansion opportunities."

Wireless Segment

Service revenues in the Wireless segment increased 1.8% to $48.7 million as compared to the second quarter of 2014. Postpaid service revenues decreased $0.4 million despite 6.4% growth in average customers, which was offset by lower service revenues primarily from customers selecting leasing and installment billing programs for handsets. During the second quarter, net prepaid service revenues grew $1.2 million, or 11.1%, due primarily to a 6.3% growth in average prepaid customers and improved product mix as compared to the same period of 2014.

During the second quarter of 2015, net additions to postpaid subscribers were 5,414, up 104% compared to 2,648 postpaid subscriber additions in the second quarter of 2014. Net prepaid subscribers declined 2,352 during second quarter 2015, compared to a decline of 361 in the second quarter of 2014.

Second quarter operating expenses in the Wireless segment decreased $0.8 million overall, primarily due to lower postpaid handset costs as more customers finance their handsets through Sprint.

Second quarter adjusted OIBDA in the Wireless segment was $28.0 million, an increase of $2.2 million or 8.6% from the second quarter of 2014.

"Our ability to couple our regional advertising efforts with Sprint's national outreach allows us to effectively market the advantages of our leading edge network and our local customer service capabilities, which resulted in significant additions to our postpaid customer base this quarter," Mr. French stated. "However, we continue to see a downward trend in monthly service fees as customers choose lower revenue service plans related to handset financing and leasing plans."

Cable Segment

Revenue in the Cable segment increased $3.3 million or 15.9% to $24.2 million, due to 6.2% growth in average RGUs (the sum of voice, data, and video users), video rate increases, and customers selecting higher speed data access packages and higher priced digital TV services. Operating expenses increased by $1.7 million in second quarter 2015 over second quarter 2014.

Revenue generating units totaled 123,390 at the end of the second quarter of 2015, an increase of 6.2% over June 30, 2014.

Adjusted OIBDA in the Cable segment for second quarter 2015 was $5.7 million, up 46% from $3.9 million in the second quarter of 2014.

Mr. French stated, "Demand for our high speed internet and voice services remained strong in the quarter, outpacing the anticipated decrease in video subscribers. We are seeing increasing market recognition of our ability to provide high speed and reliability as reflected in new customer growth and the conversion of existing customers to upgraded service offerings and monthly subscription plans."

Wireline Segment

Operating income for the Wireline segment was $4.0 million as compared to $3.8 million in second quarter 2014. Access lines at June 30, 2015, were 21,615 compared to 21,842 at June 30, 2014. Carrier access and fiber revenue for the quarter was $10.2 million, a 5.3% increase from $9.6 million for the same quarter last year, due to growth in new fiber contracts.

Adjusted OIBDA for the Wireline segment for second quarter 2015 was $7.3 million, as compared to $6.5 million in second quarter 2014.

Other Information

Capital expenditures were $15.6 million in both the second quarter of 2015 and the comparable 2014 period.

Cash and cash equivalents as of June 30, 2015 were $92.1 million, compared to $68.9 million at December 31, 2014. Total outstanding debt at June 30, 2015 totaled $212.8 million compared to $230.0 million last year. The Company began making quarterly principal payments of $5.75 million on its debt in December 2014. At June 30, 2015, debt as a percent of total assets was 34.2%. The amount available to the Company through its revolver facility was $50 million as of June 30, 2015.

"Our solid balance sheet improved further during the quarter, providing improved liquidity and the flexibility for the continued growth of our customer base, capabilities and service offerings," Mr. French concluded.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast today, Friday, July 31, 2015, at 10 A.M. Eastern Time.

Teleconference Information:
Friday, July 31, 2015, 10:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 92900543
Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately one hour after the call is complete, through August 9, 2015 by calling (855) 859-2056

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	June 30, 2015	December 31, 2014

Cash and cash equivalents	$ 92,137	$ 68,917
Other current assets	42,265	59,407
Total current assets	134,402	128,324

Investments	10,526	10,089

Net property, plant and equipment	402,877	405,907

Intangible assets, net	67,535	68,260
Deferred charges and other assets, net	6,917	6,662
Total assets	$ 622,257	$ 619,242

Total current liabilities	55,688	59,154
Long-term debt, less current maturities	189,750	201,250
Total other liabilities	97,102	100,492
Total shareholders' equity	279,717	258,346
Total liabilities and shareholders' equity	$ 622,257	$ 619,242

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Operating revenues	$ 85,701	$ 81,416	$ 169,989	$ 161,868

Operating expenses:
Cost of goods and services	30,280	32,403	60,970	64,639
Selling, general and administrative	19,008	16,625	37,742	33,773
Depreciation and amortization	17,663	16,595	34,001	31,983
Total operating expenses	66,951	65,623	132,713	130,395
Operating income	18,750	15,793	37,276	31,473

Other income (expense):
Interest expense	(1,940)	(2,065)	(3,855)	(4,112)
Gain (loss) on investments, net	98	114	200	96
Non-operating income, net	442	459	874	1,086
Income before income taxes	17,350	14,301	34,495	28,543

Income tax expense	6,876	5,686	13,735	11,312
Net income	$ 10,474	$ 8,615	$ 20,760	$ 17,231

Earnings per share:
Basic	$ 0.43	$ 0.36	$ 0.86	$ 0.72
Diluted	$ 0.43	$ 0.35	$ 0.85	$ 0.71

Weighted average shares outstanding, basic	24,190	24,102	24,172	24,080

Weighted average shares outstanding, diluted	24,502	24,320	24,463	24,271

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; and share based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect gains, losses or dividends on investments;
  it does not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and six months ended June 30, 2015 and 2014:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2015	2014	2015	2014
Adjusted OIBDA	$ 37,239	$ 33,043	$ 72,934	$ 64,703

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three and six months ended June 30, 2015 and 2014:

Consolidated:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2015	2014	2015	2014
Operating income	$ 18,750	$ 15,793	$ 37,276	$ 31,473
Plus depreciation and amortization	17,663	16,595	34,001	31,983
Plus (gain) loss on asset sales	218	123	227	(313)
Plus share based compensation expense	608	532	1,430	1,560
Adjusted OIBDA	$ 37,239	$ 33,043	$ 72,934	$ 64,703

The following tables reconcile adjusted OIBDA to operating income by major segment for the three and six months ended June 30, 2015 and 2014:

Wireless Segment:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2015	2014	2015	2014
Operating income	$ 19,270	$ 17,571	$ 38,708	$ 34,364
Plus depreciation and amortization	8,612	8,071	16,444	15,268
Plus (gain) loss on asset sales	8	59	33	(293)
Plus share based compensation expense	143	112	334	328
Adjusted OIBDA	$ 28,033	$ 25,813	$ 55,519	$ 49,667
Cable Segment:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2015	2014	2015	2014
Operating loss	$ (425)	$ (2,085)	$ (1,102)	$ (4,045)
Plus depreciation and amortization	5,859	5,766	11,338	11,170
Plus loss on asset sales	65	39	52	16
Plus share based compensation expense	217	196	504	584
Adjusted OIBDA	$ 5,716	$ 3,916	$ 10,792	$ 7,725
Wireline Segment:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2015	2014	2015	2014
Operating income	$ 3,967	$ 3,761	$ 7,796	$ 8,113
Plus depreciation and amortization	3,083	2,653	6,007	5,350
Plus loss on asset sales	125	26	134	35
Plus share based compensation expense	106	102	246	280
Adjusted OIBDA	$ 7,281	$ 6,542	$ 14,183	$ 13,778

Supplemental Information

Subscriber Statistics

The following tables show selected operating statistics of the Wireless segment as of the dates shown:

	June 30,	December 31,	June 30,	December 31,
	2015	2014	2014	2013
Retail PCS Subscribers - Postpaid	296,492	287,867	277,673	273,721
Retail PCS Subscribers - Prepaid	145,431	145,162	138,176	137,047
PCS Market POPS (000) (1)	2,421	2,415	2,406	2,397
PCS Covered POPS (000) (1)	2,213	2,207	2,100	2,067
CDMA Base Stations (sites)	546	537	528	526
Towers Owned	154	154	154	153
Non-affiliate cell site leases (2)	202	198	195	217
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Gross PCS Subscriber Additions - Postpaid	17,734	15,898	34,839	31,483
Net PCS Subscriber Additions - Postpaid	5,414	2,648	8,625	3,952
Gross PCS Subscriber Additions - Prepaid	19,958	15,286	43,578	34,485
Net PCS Subscriber Additions (Losses) - Prepaid	(2,352)	(361)	269	1,129
PCS Average Monthly Retail Churn % - Postpaid (3)	1.40%	1.60%	1.50%	1.67%
PCS Average Monthly Retail Churn % - Prepaid (3)	5.07%	3.78%	4.92%	4.03%

1) POPS refers to the estimated population of a given geographic area and is based on information purchased from third party sources. Market POPS are those within a market area which the Company is authorized to serve under its Sprint PCS affiliate agreements, and Covered POPS are those covered by the Company's network.
2) The decreases during 2014 resulted from termination of Sprint iDEN leases associated with the former Nextel network.
3) PCS Average Monthly Retail Churn is the average of the monthly subscriber turnover, or churn, calculations for the period.

The following table shows selected operating statistics of the Wireline segment as of the dates shown:

	June 30,	Dec. 31,	June 30,	Dec. 31,
	2015	2014	2014	2013
Telephone Access Lines	21,615	21,612	21,842	22,106
Long Distance Subscribers	9,560	9,571	9,730	9,851
Video Customers	5,473	5,692	5,904	6,342
DSL Subscribers	12,856	12,742	12,707	12,632
Fiber Route Miles	1,590	1,556	1,455	1,452
Total Fiber Miles (1)	102,821	99,387	85,348	84,600

1. Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles. Fiber counts were revised following a review of fiber records in the first quarter of 2015.

The following table shows selected operating statistics of the Cable segment as of the dates shown:

	June 30,	December 31,	June 30,	December 31,
	2015	2014	2014	2013
Homes Passed (1)	172,144	171,589	171,147	170,470
Customer Relationships (2)
Video customers	48,659	49,247	50,159	51,197
Non-video customers	22,810	22,051	19,730	18,341
Total customer relationships	71,469	71,298	69,889	69,538
Video
Customers (3)	50,892	52,095	51,699	53,076
Penetration (4)	29.6%	30.4%	30.2%	31.1%
Digital video penetration (5)	73.8%	65.9%	63.6%	49.2%
High-speed Internet
Available Homes (6)	172,144	171,589	168,923	168,255
Customers (3)	53,097	51,359	48,096	45,776
Penetration (4)	30.8%	29.9%	28.5%	27.2%
Voice
Available Homes (6)	169,407	168,852	166,186	163,282
Customers (3)	19,401	18,262	16,426	14,988
Penetration (4)	11.5%	10.8%	9.9%	9.2%
Total Revenue Generating Units (7)	123,390	121,716	116,221	113,840
Fiber Route Miles	2,839	2,834	2,463	2,636
Total Fiber Miles (8)	73,735	72,694	70,772	69,296

1) Homes and businesses are considered passed ("homes passed") if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information.
2) Customer relationships represent the number of customers who receive at least one of our services.
3) Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer. Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.
4) Penetration is calculated by dividing the number of customers by the number of homes passed or available homes, as appropriate.
5) Digital video penetration is calculated by dividing the number of digital video customers by total video customers. Digital video customers are video customers who receive any level of video service via digital transmission. A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video customer.
6) Homes and businesses are considered available ("available homes") if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.
7) Revenue generating units are the sum of video, voice and high-speed internet customers.
8) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers. The Company has three reportable segments, which the Company operates and manages as strategic business units organized by lines of business: (1) Wireless, (2) Cable, and (3) Wireline. A fourth segment, Other, primarily includes Shenandoah Telecommunications Company, the parent holding company.

The Wireless segment provides digital wireless service to a portion of a four-state area covering the region from Harrisburg, York and Altoona, Pennsylvania, to Harrisonburg, Virginia, as a Sprint PCS Affiliate. This segment also owns cell site towers built on leased land, and leases space on these towers to both affiliates and non-affiliated service providers.

The Cable segment provides video, internet and voice services in Virginia, West Virginia and Maryland, and leases fiber optic facilities throughout southern Virginia and West Virginia. It does not include video, internet and voice services provided to customers in Shenandoah County, Virginia.

The Wireline segment provides regulated and unregulated voice services, DSL internet access, and long distance access services throughout Shenandoah County and portions of Rockingham, Frederick, Warren and Augusta counties, Virginia. The segment also provides video services in portions of Shenandoah County, and leases fiber optic facilities throughout the northern Shenandoah Valley of Virginia, northern Virginia and adjacent areas along the Interstate 81 corridor through West Virginia, Maryland and portions of Pennsylvania.

Three months ended June 30, 2015

(in thousands)

	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$ 48,749	$ 22,117	$ 4,889	$ --	$ --	$ 75,755
Other	2,848	1,850	5,248	--	--	9,946
Total external revenues	51,597	23,967	10,137	--	--	85,701
Internal revenues	1,105	186	6,326	--	(7,617)	--
Total operating revenues	52,702	24,153	16,463	--	(7,617)	85,701

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	15,903	13,635	7,677	(16)	(6,919)	30,280
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	8,917	5,084	1,736	3,969	(698)	19,008
Depreciation and amortization	8,612	5,859	3,083	109	--	17,663
Total operating expenses	33,432	24,578	12,496	4,062	(7,617)	66,951
Operating income (loss)	$ 19,270	$ (425)	$ 3,967	$ (4,062)	$ --	$ 18,750

Three months ended June 30, 2014

(in thousands)

	Wireless	Cable(1)	Wireline(1)	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$ 47,868	$ 18,981	$ 4,795	$ --	$ --	$ 71,644
Other	2,813	1,823	5,136	--	--	9,772
Total external revenues	50,681	20,804	9,931	--	--	81,416
Internal revenues	1,094	33	5,713	--	(6,840)	--
Total operating revenues	51,775	20,837	15,644	--	(6,840)	81,416

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	18,476	12,421	7,737	--	(6,231)	32,403
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	7,657	4,735	1,493	3,349	(609)	16,625
Depreciation and amortization	8,071	5,766	2,653	105	--	16,595
Total operating expenses	34,204	22,922	11,883	3,454	(6,840)	65,623
Operating income (loss)	17,571	(2,085)	3,761	(3,454)	--	15,793
Six months ended June 30, 2015 (in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals

External revenues
Service revenues	$ 97,124	$ 43,518	$ 9,639	$ --	$ --	$ 150,281
Other	5,878	3,613	10,217	--	--	19,708
Total external revenues	103,002	47,131	19,856	--	--	169,989
Internal revenues	2,209	334	12,192	--	(14,735)	--
Total operating revenues	105,211	47,465	32,048	--	(14,735)	169,989

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	32,090	27,253	15,011	--	(13,384)	60,970
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	17,969	9,976	3,234	7,914	(1,351)	37,742
Depreciation and amortization	16,444	11,338	6,007	212	--	34,001
Total operating expenses	66,503	48,567	24,252	8,126	(14,735)	132,713
Operating income (loss)	38,708	(1,102)	7,796	(8,126)	--	37,276

Six months ended June 30, 2014 (in thousands)	Wireless	Cable(1)	Wireline(1)	Other	Eliminations	Consolidated Totals

External revenues
Service revenues	$ 95,100	$ 37,855	$ 9,515	$ --	$ --	$ 142,470
Other	5,569	3,403	10,426	--	--	19,398
Total external revenues	100,669	41,258	19,941	--	--	161,868
Internal revenues	2,184	59	11,478	--	(13,721)	--
Total operating revenues	102,853	41,317	31,419	--	(13,721)	161,868

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	37,132	24,811	15,219	--	(12,523)	64,639
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	16,089	9,381	2,737	6,764	(1,198)	33,773
Depreciation and amortization	15,268	11,170	5,350	195	--	31,983
Total operating expenses	68,489	45,362	23,306	6,959	(13,721)	130,395
Operating income (loss)	34,364	(4,045)	8,113	(6,959)	--	31,473

(1) Prior year service and other revenue amounts have been recast to conform to the current year presentation of video and internet equipment revenues being included in service revenue rather than other revenue.

CONTACT: Shenandoah Telecommunications, Inc.
         Adele Skolits
         CFO and VP of Finance
         540-984-5161
         Adele.skolits@emp.shentel.com

         Or

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         203-972-9200
         jnesbett@institutionalms.com